EXHIBIT 23.1



               CONSENT OF INDEPENDENT AUDITORS



               We consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement (Form S-8) and the related Prospectus pertaining to the Time Warner Inc. 1994 Stock Option Plan for the registration of 5,675,170 shares of its common stock and to the incorporation by reference therein of our report dated February 4, 1994, with respect to the consolidated financial statements and schedules of Time Warner Inc. included in its Annual Report (Form 10-K) for the year ended December 31,
1993, filed with the Securities and Exchange Commission.



                                      ERNST & YOUNG







New York, New York
April 21, 1994